ABERCROMBIE & FITCH CO. REPORTS THIRD QUARTER RESULTS

•Company achieves net sales growth of +20%, with comparable sales growth of +16%
•Both brands delivered net sales growth with Abercrombie brands +30% and Hollister brands +11%
•Operating margin of 13.1%, 1,110 basis point expansion from third quarter 2022 fueled by gross profit rate expansion and operating expense leverage
•Company increases full year outlook for sales and operating margin

New Albany, Ohio, November 21, 2023: Abercrombie & Fitch Co. (NYSE: ANF) today announced results for the third quarter ended October 28, 2023. These compare to results for the third quarter ended October 29, 2022. Descriptions of the use of non-GAAP financial measures and reconciliations of GAAP and non-GAAP financial measures accompany this release.

Fran Horowitz, Chief Executive Officer, said, “Our strong third quarter results, with net sales and operating margin well-exceeding our expectations, speak to the power of our playbook working globally across our brand portfolio. Net sales growth of 20% accelerated from the second quarter and was once again led by Abercrombie brands with exceptional growth of 30%. At Hollister brands, we had a solid back to school season, delivering 11% net sales growth for the quarter as our assortment and brand evolution is resonating with our teen customer. With strong product acceptance and tightly-controlled inventories across brands, we delivered gross profit rate expansion of 570 basis points to last year in addition to global sales growth. Operationally, we made investments in technology, marketing and our people while delivering strong year-over-year operating leverage resulting in an operating margin of 13.1% for the quarter.

Entering the important holiday season, our fiscal 2023 year-to-date results give us the confidence that we can continue to deliver for our customers and drive profitable growth. As such, we are increasing our full year outlook for both net sales growth and operating margin. I’d like to thank our global team for their unrelenting customer focus and unwavering commitment to our Always Forward Plan.”

Details related to reported net income (loss) per diluted share and adjusted net income per diluted share for the third quarter are as follows:

	2023	2022
GAAP	$1.83	$(0.04)
Excluded items, net of tax effect (1)	—	(0.05)
Adjusted non-GAAP	$1.83	$0.01
Impact from changes in foreign currency exchange rates (2)	—	(0.06)
Adjusted non-GAAP constant currency	$1.83	$(0.05)
(1)Excluded items consist of pre-tax store asset impairment charges in the prior year.
(2)The estimated impact from foreign currency is calculated by applying current period exchange rates to prior year results using a 26% tax rate.

A summary of results for the third quarter ended October 28, 2023 as compared to the third quarter ended October 29, 2022:
•Net sales of $1.1 billion, up 20% as compared to last year on a reported basis and up 19% on a constant currency basis.
•Total company comparable sales up 16%.
•Gross profit rate of 64.9%, up approximately 570 basis points as compared to last year. The year-over-year improvement was primarily driven by a benefit of 250 basis points from year-over-year AUR growth, approximately 200 basis points from lower freight costs, and approximately 200 basis points in lower levels of inventory write downs compared to last year. These benefits were partially offset by 80 basis points from higher raw material costs.
•Operating expense, excluding other operating loss, net, up $42 million or 8% compared to last year, driven by increases in incentive compensation, inflation, marketing and technology expenses. Operating expense as a percentage of sales decreased to 51.7% from 57.3% last year.
•     Operating income of $138 million on a reported basis as compared to operating income of $18 million and $21 million last year, on a reported and adjusted non-GAAP basis, respectively.
•Net income per diluted share of $1.83 on a reported basis as compared to net loss per diluted share last year of $0.04 and net income per diluted share of $0.01 on a reported and adjusted non-GAAP basis, respectively.

Net Sales
Net sales by segment and brand for the third quarter are as follows:

Net sales by segment: (1)	2023	2022	1 YR % Change	Comparable sales (2)
Americas	$867,566	$713,860	22%	16%
EMEA	157,976	138,840	14%	15%
APAC	30,889	27,384	13%	32%
Total company	$1,056,431	$880,084	20%	16%

(in thousands)	2023	2022	1 YR % Change	Comparable sales (2)
Net sales by brand:
Abercrombie (3)	547,728	422,332	30%	26%
Hollister (4)	$508,703	$457,752	11%	7%
Total company	$1,056,431	$880,084	20%	16%
(1)    Net sales by segment are presented by attributing revenues to an individual country on the basis of the segment that fulfills the order.
(2)    Comparable sales are calculated on a constant currency basis. Refer to "REPORTING AND USE OF GAAP AND NON-GAAP MEASURES," for further discussion.
(3)    For purposes of the above table, Abercrombie includes Abercrombie & Fitch and abercrombie kids.
(4)    For purposes of the above table, Hollister includes Hollister, Gilly Hicks and Social Tourist.

Financial Position and Liquidity
As of October 28, 2023 the company had:
•Cash and equivalents of $649 million. This compares to cash and equivalents of $518 million and $257 million as of January 28, 2023 and October 29, 2022, respectively.
•Inventories of $595 million, a decrease of 20% compared to October 29, 2022.
•Long-term gross borrowings under the company’s senior secured notes of $250 million (the “Senior Secured Notes”) which mature in July 2025 and bear interest at a rate of 8.75% per annum.
•Borrowing available under the senior-secured asset-based revolving credit facility (the “ABL Facility”) of $360 million.
•Liquidity, comprised of cash and equivalents and borrowing available under the ABL Facility, of approximately $1.0 billion. This compares to liquidity of $866 million and $617 million as of January 28, 2023 and October 29, 2022, respectively.

Cash Flow and Capital Allocation
Details related to the company’s cash flows for the year-to-date period ended October 28, 2023 are as follows:
•Net cash provided by operating activities of $350 million.
•Net cash used for investing activities of $128 million.
•Net cash used for financing activities of $87 million.

During the third quarter of 2023, the company spent $51 million to purchase $50 million at par value of its outstanding senior secured notes.

Depreciation and amortization was $106 million for the year-to-date period ended October 28, 2023.

Fiscal 2023 Full Year Outlook
The following outlook replaces all previous full year guidance. For fiscal 2023, the company now expects:
•Net sales growth of 12% to 14% from $3.7 billion in 2022. This is an increase to the previous outlook of growth of around 10%. Also, fiscal 2023 includes a 53rd week for reporting purposes, along with net store expansion. The 53rd week is estimated to add approximately $45 million to total net sales in the fourth quarter and full year of 2023.
•Operating margin to be around 10%. This range improves from the previous outlook of in the range of 8% to 9%. The current outlook includes a benefit of around 250 basis points from full year 2022 levels on expected net improvement in freight and raw material costs, and modest operating expense leverage with sales growth expected to more than offset higher expenses from the combination of inflation and increased investments for the 2025 Always Forward Plan initiatives, including an upgrade of our retail merchandising ERP system.
•Effective tax rate to be in the low 30s. This replaces the previous outlook of low-to-mid 30s. The current outlook assumes the continued inability to realize benefits on certain expected tax losses incurred outside of the U.S., although to a lesser extent than previously projected, primarily due to higher worldwide income levels.
•Capital expenditures of approximately $160 million.

Fiscal 2023 Fourth Quarter Outlook
For the fourth quarter of fiscal 2023, the company expects:
•Net sales growth to be up low double-digits compared to fiscal fourth quarter 2022 level of $1.2 billion. Included in this outlook is the expected benefit of approximately 375 basis points from the 53rd financial reporting week.
•Operating margin to be in the in the range of 12% to 14% compared to an adjusted operating margin of 7.7% in Q4 2022. We expect the year-over-year improvement to be driven by a higher gross profit rate on lower freight costs and higher AURs.
•Effective tax rate to be around 30%. This outlook assumes the continued inability to realize benefits on certain expected tax losses incurred outside of the U.S.

Conference Call
Today at 8:30 a.m. ET, the company will conduct a conference call and provide additional details around its quarterly results and its outlook for the fourth quarter. To access the call by phone, participants will need to register at the following URL address to obtain a dial-in number and passcode: https://register.vevent.com/register/BI0fd2694520844d219673d960d66d5409
A presentation of third quarter results will be available in the “Investors” section at corporate.abercrombie.com at approximately 7:30 a.m. ET, today. Important information may be disseminated initially or exclusively via the website; investors should consult the site to access this information.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This Press Release and related statements by management or spokespeople of Abercrombie & Fitch Co. (A&F) contain forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). These statements, including, without limitation, statements regarding our fourth quarter and annual fiscal 2023 results, relate to our current assumptions, projections and expectations about our business and future events. Any such forward-looking statements involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company’s control. The inclusion of such information should not be regarded as a representation by the company, or any other person, that the objectives of the company will be achieved. Words such as “estimate,” “project,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “should,” “are confident,” “will,” “could,” “outlook,” and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we assume no obligation to publicly update or revise any forward-looking statements, including any financial targets or estimates, whether as a result of new information, future events, or otherwise. Factors that may cause results to differ from those expressed in our forward-looking statements include, but are not limited to, the factors disclosed in Part I, Item 1A. “Risk Factors” of the company’s Annual Report on Form 10-K for the fiscal year ended January 28, 2023, and otherwise in our reports and filings with the Securities and Exchange Commission, as well as the following factors: risks related to changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits; risks related to the impacts of inflation on consumer spending generally and on our operating results, financial condition, and expense management; risks related to geopolitical conflict, armed conflict, the conflicts between Russia and Ukraine or Israel and Hamas, acts of terrorism, mass casualty events, social unrest, civil disturbance or disobedience; risks related to our failure to engage our customers, anticipate customer demand and changing fashion trends, and manage our inventory; risks related to our failure to operate effectively in a highly competitive and constantly evolving industry; risks related to our ability to execute on our strategic and growth initiatives, including those outlined in our Always Forward Plan; risks related to fluctuations in foreign currency exchange rates; risks related to fluctuations in our tax obligations and effective tax rate, including as a result of earnings and losses generated from our international operations, may result in volatility in our results of operations; risks and uncertainty related to adverse public health developments, such as the COVID‐19 pandemic; risks associated with climate change and other corporate responsibility issues; risks related to reputational harm to the company, its officers, and directors; risks related to actual or threatened litigation; risks related to cybersecurity threats and privacy or data security breaches; and the potential loss or disruption to our information systems.

Other Information
This document includes certain adjusted non-GAAP financial measures where management believes it to be helpful in understanding the company's results of operations or financial position. Additional details about non-GAAP financial measures and a reconciliation of GAAP financial measures to non-GAAP financial measures can be found in the "Reporting and Use of GAAP and Non-GAAP Measures" section. Sub-totals and totals may not foot due to rounding. Net income (loss) and net income (loss) per share financial measures included herein are attributable to Abercrombie & Fitch Co., excluding net income attributable to noncontrolling interests.

Unless otherwise noted, as used in this document, "Abercrombie brands" refers to Abercrombie & Fitch and abercrombie kids and "Hollister brands" refers to Hollister, Gilly Hicks, and Social Tourist. Additionally, references to "Americas" includes North America and South America, "EMEA" includes Europe, the Middle East and Africa and "APAC" includes the Asia-Pacific region, including Asia and Oceania.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global, omnichannel specialty retailer of apparel and accessories for men, women and kids. The iconic Abercrombie & Fitch brand was born in 1892 and aims to make every day feel as exceptional as the start of a long weekend. abercrombie kids sees the world through kids’ eyes, where play is life and every day is an opportunity to be anything and better anything. The Hollister brand believes in liberating the spirit of an endless summer inside everyone and making teens feel celebrated and comfortable in their own skin. Gilly Hicks, offering active lifestyle products, is designed to create happiness through movement. Social Tourist, the creative vision of Hollister and social media personalities, Dixie and Charli D’Amelio, offers trend forward apparel that allows teens to experiment with their style, while exploring the duality of who they are both on social media and in real life.

The brands share a commitment to offering products of enduring quality and exceptional comfort that allow consumers around the world to express their own individuality and style. Abercrombie & Fitch Co. operates approximately 760 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com, www.abercrombiekids.com, www.hollisterco.com, www.gillyhicks.com and www.socialtourist.com.

Investor Contact:	Media Contact:

Mo Gupta	Kate Wagner
Abercrombie & Fitch Co.	Abercrombie & Fitch Co.
(614) 283-6751	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	October 28, 2023	% of Net Sales	October 29, 2022	% of Net Sales
Net sales	$1,056,431	100.0%	$880,084	100.0%
Cost of sales, exclusive of depreciation and amortization	370,762	35.1%	359,268	40.8%
Gross profit	685,669	64.9%	520,816	59.2%
Stores and distribution expense	383,883	36.3%	367,333	41.7%
Marketing, general and administrative expense	162,510	15.4%	133,201	15.1%
Asset impairment	—	—%	3,744	0.4%
Other operating loss (income), net	1,256	0.1%	(1,005)	(0.1)%
Operating income	138,020	13.1%	17,543	2.0%
Interest expense, net	671	0.1%	7,295	0.8%
Income before income taxes	137,349	13.0%	10,248	1.2%
Income tax expense	39,617	3.8%	10,966	1.2%
Net income (loss)	97,732	9.3%	(718)	(0.1)%
Less: Net income attributable to noncontrolling interests	1,521	0.1%	1,496	0.2%
Net income (loss) attributable to A&F	$96,211	9.1%	$(2,214)	(0.3)%

Net income (loss) per share attributable to A&F
Basic	$1.91		$(0.04)
Diluted	$1.83		$(0.04)

Weighted-average shares outstanding:
Basic	50,504		49,486
Diluted	52,624		49,486

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Thirty-Nine Weeks Ended		Thirty-Nine Weeks Ended
	October 28, 2023	% of Net Sales	October 29, 2022	% of Net Sales
Net sales	$2,827,770	100.0%	$2,497,937	100.0%
Cost of sales, exclusive of depreciation and amortization	1,047,927	37.1%	1,061,684	42.5%
Gross profit	1,779,843	62.9%	1,436,253	57.5%
Stores and distribution expense	1,068,226	37.8%	1,045,667	41.9%
Marketing, general and administrative expense	449,643	15.9%	379,518	15.2%
Asset impairment	4,436	0.2%	9,336	0.4%
Other operating income, net	(4,332)	(0.2)%	(3,894)	(0.2)%
Operating income	261,870	9.3%	5,626	0.2%
Interest expense, net	5,211	0.2%	21,519	0.9%
Income (loss) before income taxes	256,659	9.1%	(15,893)	(0.6)%
Income tax expense	82,349	2.9%	14,413	0.6%
Net income (loss)	174,310	6.2%	(30,306)	(1.2)%
Less: Net income attributable to noncontrolling interests	4,634	0.2%	5,211	0.2%
Net income (loss) attributable to A&F.	$169,676	6.0%	$(35,517)	(1.4)%

Net income (loss) per share attributable to A&F
Basic	$3.38		$(0.70)
Diluted	$3.25		$(0.70)

Weighted-average shares outstanding:
Basic	50,138		50,673
Diluted	52,154		50,673

Reporting and Use of GAAP and Non-GAAP Measures
The company believes that each of the non-GAAP financial measures presented are useful to investors as they provide a measure of the company’s operating performance excluding the effect of certain items which the company believes do not reflect its future operating outlook, such as asset impairment charges, therefore supplementing investors’ understanding of comparability of operations across periods. Management used these non-GAAP financial measures during the periods presented to assess the company’s performance and to develop expectations for future operating performance. Non-GAAP financial measures should be used supplemental to, and not as an alternative to, the company’s GAAP financial results, and may not be calculated in the same manner as similar measures presented by other companies.

In addition, the company provides comparable sales, defined as the percentage year-over-year change in the aggregate of: (1) sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation, and (2) digital net sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of foreign currency rate fluctuation.

The company also provides certain financial information on a constant currency basis to enhance investors’ understanding of underlying business trends and operating performance, by removing the impact of foreign currency exchange rate fluctuations. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current year average exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 26% tax rate.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirty-Nine Weeks Ended October 28, 2023
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment (2)	$4,436	4,436	$—
Operating income	261,870	(4,436)	266,306
Income before income taxes	256,659	(4,436)	261,095
Income tax expense (3)	82,349	(1,207)	83,556
Net income attributable to A&F	$169,676	$(3,229)	$172,905

Net income per diluted share attributable to A&F	$3.25	$(0.06)	$3.32
Diluted weighted-average shares outstanding:	52,154		52,154
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store impairment charges of $4.4 million.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Non-GAAP Financial Measures
Thirty-Nine Weeks Ended October 29, 2022
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded items	Adjusted non-GAAP
Asset impairment (2)	$9,336	$9,336	$—
Operating income	5,626	(9,336)	14,962
Loss before income taxes	(15,893)	(9,336)	(6,557)
Income tax expense (3)	14,413	(2,505)	16,918
Net loss attributable to A&F	$(35,517)	$(6,831)	$(28,686)

Net loss per diluted share attributable to A&F	$(0.70)	$(0.13)	$(0.57)
Diluted weighted-average shares outstanding:	50,673		50,673
(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    Excluded items consist of pre-tax store and other asset impairment charges of $9.3 million.
(3)    The tax effect of excluded items is the difference between the tax provision calculated on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Financial Measures
Thirteen Weeks Ended October 28, 2023 and October 29, 2022
(in thousands, except percentage and basis point changes and per share data)
(Unaudited)

	2023	2022	% Change
Net sales
GAAP (1)	$1,056,431	$880,084	20%
Impact from changes in foreign currency exchange rates (2)	—	6,937	(1)%
Net sales on a constant currency basis	$1,056,431	$887,021	19%

Gross profit	2023	2022	BPS Change (3)
GAAP (1)	$685,669	$520,816	570
Impact from changes in foreign currency exchange rates (2)	—	2,906	20
Gross profit on a constant currency basis	$685,669	$523,722	590

Operating income	2023	2022	BPS Change (3)
GAAP (1)	$138,020	$17,543	1,110
Excluded items (4)	—	(3,744)	40
Adjusted non-GAAP	$138,020	$21,287	1,070
Impact from changes in foreign currency exchange rates (2)	—	(4,230)	50
Adjusted non-GAAP constant currency basis	$138,020	$17,057	1,120

Net income (loss) attributable to A&F	2023	2022	$ Change
GAAP (1)	$1.83	$(0.04)	$1.87
Excluded items, net of tax (4)	—	(0.05)	0.05
Adjusted non-GAAP	$1.83	$0.01	$1.82
Impact from changes in foreign currency exchange rates (2)	—	(0.06)	0.06
Adjusted non-GAAP constant currency basis	$1.83	$(0.05)	$1.88

(1)    “GAAP” refers to accounting principles generally accepted in the United States of America.
(2)    The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share estimated impact from foreign currency is calculated using a 26% tax rate.
(3)    The estimated basis point change has been rounded based on the percentage change.
(4)    Excluded items consist of $3.7 million pre-tax store and other asset impairment charges for the prior year.

Abercrombie & Fitch Co.
Reconciliation of Constant Currency Net Sales by Geography and Brand
Thirteen Weeks Ended October 28, 2023 and October 29, 2022
(in thousands, except percentage changes)
(Unaudited)
	2023	2022			GAAP % Change	Non-GAAP Constant Currency Basis % Change
	GAAP	GAAP	Impact From Changes In Foreign Currency Exchanges Rates (1)	Non-GAAP Constant Currency Basis
Net sales by segment: (2)
Americas	$867,566	$713,860	$(545)	$713,315	22%	22%
EMEA	157,976	138,840	8,345	147,185	14%	7%
APAC	30,889	27,384	(863)	26,521	13%	16%
Total company	$1,056,431	$880,084	$6,937	$887,021	20%	19%

	2023	2022			GAAP % Change	Non-GAAP Constant Currency Basis % Change
	GAAP	GAAP	Impact From Changes In Foreign Currency Exchanges Rates (1)	Non-GAAP Constant Currency Basis
Net sales by brand:
Abercrombie (3)	547,728	422,332	1,393	423,725	30%	29%
Hollister (4)	$508,703	$457,752	$5,544	$463,296	11%	10%
Total company	$1,056,431	$880,084	$6,937	$887,021	20%	19%

(1)The estimated impact from foreign currency is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging.
(2)Net sales by segment are presented by attributing revenues to an individual country on the basis of the segment that fulfills the order.
(3)For purposes of the above table, Abercrombie includes Abercrombie & Fitch and abercrombie kids.
(4)For purposes of the above table, Hollister includes Hollister, Gilly Hicks and Social Tourist.

Abercrombie & Fitch Co.
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	October 28, 2023	January 28, 2023	October 29, 2022
Assets
Current assets:
Cash and equivalents	$649,489	$517,602	$257,332
Receivables	96,762	104,506	108,468
Inventories	595,067	505,621	741,963
Other current assets	100,085	100,289	112,602
Total current assets	1,441,403	1,228,018	1,220,365
Property and equipment, net	546,935	551,585	542,138
Operating lease right-of-use assets	682,559	723,550	713,166
Other assets	226,749	209,947	218,325
Total assets	$2,897,646	$2,713,100	$2,693,994

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$373,930	$258,895	$322,128
Accrued expenses	402,572	413,303	378,366
Short-term portion of operating lease liabilities	195,025	213,979	211,304
Income taxes payable	55,615	16,023	23,694
Total current liabilities	1,027,142	902,200	935,492
Long-term liabilities:
Long-term portion of operating lease liabilities	$658,923	$713,361	$708,512
Long-term borrowings, net	248,033	296,852	296,532
Other liabilities	87,435	94,118	97,393
Total long-term liabilities	994,391	1,104,331	1,102,437
Total Abercrombie & Fitch Co. stockholders’ equity	866,108	694,841	646,231
Noncontrolling interests	10,005	11,728	9,834
Total stockholders’ equity	876,113	706,569	656,065
Total liabilities and stockholders’ equity	$2,897,646	$2,713,100	$2,693,994

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Cash Flows
(in thousands, except per share data)
(Unaudited)

	Thirty-Nine Weeks Ended
	October 28, 2023	October 29, 2022
Operating activities
Net cash provided by (used for) operating activities	$350,142	$(301,194)

Investing activities
Purchases of property and equipment	$(128,601)	$(120,282)
Proceeds from sale of property and equipment	615	11,891
Withdrawal of funds from Rabbi Trust assets	—	12,000
Net cash used for investing activities	$(127,986)	$(96,391)

Financing activities
Purchase of senior secured notes	(50,933)	(7,862)
Payment of debt modification costs and fees	(180)	(181)
Purchases of common stock	—	(125,775)
Other financing activities	(35,993)	(21,088)
Net cash used for financing activities	$(87,106)	$(154,906)

Effect of foreign currency exchange rates on cash	$(4,491)	$(14,871)
Net increase (decrease) in cash and equivalents, and restricted cash and equivalents	$130,559	$(567,362)
Cash and equivalents, and restricted cash and equivalents, beginning of period	$527,569	$834,368
Cash and equivalents, and restricted cash and equivalents, end of period	$658,128	$267,006